EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Waste Management Announces Third Quarter Earnings

Earnings per Share and Net Income Grow by more than 30%

HOUSTON — October 29, 2013— Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended September 30, 2013. Revenues for the third quarter of 2013 were $3.62 billion compared with $3.46 billion for the same 2012 period. Net income (a) for the quarter was $291 million, or $0.62 per diluted share, compared with $214 million, or $0.46 per diluted share, for the third quarter of 2012, more than a 30% increase. Income from operations grew $77 million and income from operations margin grew 150 basis points. Results in the third quarter of 2013 included approximately $15 million of after-tax costs, primarily from asset impairments. Excluding these items, net income would have been $306 million, or $0.65 per diluted share, compared to adjusted earnings per diluted share of $0.61 in the third quarter of 2012.(b)

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “We had a very strong third quarter, earning $0.65 per share, as adjusted. Despite continued headwinds confronting our recycling and waste-to-energy businesses, our overall as-adjusted income from operations grew $33 million and the overall income from operations margin grew 20 basis points.(b) The results were even more impressive in our traditional solid waste business, where income from operations grew $71 million and our income from operations margin grew 120 basis points.

“These strong results were driven by our continued focus on increasing internal revenue growth from yield and controlling costs. In the third quarter, collection and disposal yield was 2.3%, the fifth quarter of sequential improvement, and nearly triple the yield we saw in the third quarter of 2012. SG&A expenses as a percentage of revenue improved to 9.6% in the quarter, despite a year-over-year negative change of $50 million related to accruals for our annual incentive program.

“Our net cash provided by operating activities increased by $162 million, almost 30%, to $736 million in the third quarter from the prior year period, and through the first nine months of 2013 was $1.9 billion. We maintained our discipline on capital spending, spending $323 million in the quarter. That, coupled with the strength in operating cash, resulted in the best quarterly free cash flow that we have seen since the third quarter of 2008. During the third quarter, our free cash flow grew by $272 million compared to the prior year period, to a total of $452 million. Through the first nine months, free cash flow was $1.15 billion, or $1.03 billion excluding divestitures. We are now raising our free cash flow target for the full year by $100 million to between $1.2 and $1.3 billion, excluding divestitures.” (b)

FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Ken Haldin 404.469.0186 khaldin@wm.com

KEY HIGHLIGHTS FOR THE THIRD QUARTER 2013

•	Revenue increased by 4.6%, or $160 million, from the prior year period, primarily from acquisitions and internal revenue growth from yield.

•	Internal revenue growth from yield for collection and disposal operations was 2.3%, compared to 0.8% in the third quarter of 2012.

•	Core price, which consists of price increases and fees, other than the Company’s fuel surcharge, net of rollbacks, was 3.9%, compared with 2.3% in the third quarter of 2012.

•	Internal revenue growth from volume was negative 0.6%. On a workday-adjusted basis, internal revenue growth from volume was negative 1.3%.

•	Recycling operations negatively affected earnings by $0.02 per diluted share in the third quarter when compared to the third quarter of 2012. The Company now expects a full-year negative impact of $0.13 per diluted share versus a negative $0.08 per diluted share as anticipated at the end of the second quarter and negative $0.02 per diluted share as anticipated at the beginning of the year. For the fourth quarter of 2013, we anticipate a negative impact of $0.03 per diluted share when compared to 2012.

•	Operating expenses increased by $96 million from the prior year period. The majority of the increase relates to the acquired operations of Greenstar and RCI, increased recycling costs, and the timing of repair and maintenance costs at the Company’s waste-to-energy facilities.

•	SG&A expenses improved to 9.6% of revenue. Despite a net $50 million year-over-year increase in incentive compensation, SG&A expenses only increased by $14 million compared with the third quarter of 2012. The $50 million change was driven by a combination of an accrual reversal in the third quarter of 2012 and an accrual in the third quarter of the current year.

•	Net cash provided by operating activities was $736 million, an increase of $162 million from the prior year period; capital expenditures were $323 million; free cash flow was $452 million; and net proceeds from divestitures were $39 million.(b)

•	The Company still expects to spend between $1.3 billion and $1.4 billion on capital expenditures during the year.

•	The Company returned $171 million to shareholders in the form of dividends.

•	The effective tax rate was approximately 34.3%.

Steiner concluded, “In the third quarter we maintained our disciplined approach to improving yield, reducing costs, and managing working capital and capital expenditures, which is reflected in our earnings growth and in the improvement in net cash provided by operating activities and free cash flow. As a result, we are on track to achieve our full-year goals, despite an estimated $0.13 per share of full-year headwinds from our recycling operations, which is $0.11 more than anticipated at the beginning of the year. This performance is a tribute to our field and corporate leaders, who overcame a number of headwinds with strong yield and cost control execution. Their efforts have made us confident that we can meet our adjusted diluted earnings per share guidance range of between $2.15 and $2.20 for the full year, and we now believe we will generate free cash flow between $1.2 and $1.3 billion, excluding proceeds from divestitures.” (b)

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)	This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, income from operations, and income from operations margin have been presented in certain instances excluding special items noted in this press release.

The Company’s projected full year 2013 earnings per diluted share is not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2013 that are not representative or indicative of the Company’s results of operations, including approximately $18 million of after-tax costs from a combination of restructuring charges and impairments of investments in unconsolidated entities in the first quarter of 2013; approximately

$8 million of after-tax charges primarily from an asset impairment in the second quarter of 2013; and approximately $15 million of after-tax costs, primarily from asset impairments, discussed in this press release. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.

The quantitative reconciliations of non-GAAP measures used herein, other than projected earnings per diluted share, to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the third quarter 2013 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 66496035 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Tuesday, October 29, 2013 through 5:00 PM (Eastern) on Tuesday, November 12, 2013. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 66496035.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding, 2013 earnings per diluted share and earnings growth; 2013 free cash flow; future internal revenue growth from yield; results from pricing, capital management and cost control and reduction initiatives; future recycling commodity prices; and results from recycling operations. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2013	2012
Operating revenues	$3,621	$3,461

Costs and expenses:
Operating	2,325	2,229
Selling, general and administrative	349	335
Depreciation and amortization	344	331
Restructuring	3	44
(Income) expense from divestitures, asset impairments and unusual items	23	22

	3,044	2,961

Income from operations	577	500

Other income (expense):
Interest expense	(119)	(123)
Interest income	—	2
Equity in net losses of unconsolidated entities	(3)	(17)
Other, net	(3)	(14)

	(125)	(152)

Income before income taxes	452	348
Provision for income taxes	155	125

Consolidated net income	297	223
Less: Net income attributable to noncontrolling interests	6	9

Net income attributable to Waste Management, Inc.	$291	$214

Basic earnings per common share	$0.62	$0.46

Diluted earnings per common share	$0.62	$0.46

Basic common shares outstanding	469.3	464.2

Diluted common shares outstanding	471.2	464.9

Cash dividends declared per common share	$0.365	$0.355

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2013	2012
EPS Calculation:

Net income attributable to Waste Management, Inc.	$291	$214

Number of common shares outstanding at end of period	469.2	463.9
Effect of using weighted average common shares outstanding	0.1	0.3

Weighted average basic common shares outstanding	469.3	464.2
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.9	0.7

Weighted average diluted common shares outstanding	471.2	464.9

Basic earnings per common share	$0.62	$0.46

Diluted earnings per common share	$0.62	$0.46

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Operating revenues	$10,483	$10,215

Costs and expenses:
Operating	6,845	6,655
Selling, general and administrative	1,092	1,116
Depreciation and amortization	1,006	971
Restructuring	13	51
(Income) expense from divestitures, asset impairments and unusual items	38	55

	8,994	8,848

Income from operations	1,489	1,367

Other income (expense):
Interest expense	(363)	(366)
Interest income	2	4
Equity in net losses of unconsolidated entities	(19)	(35)
Other, net	(12)	(16)

	(392)	(413)

Income before income taxes	1,097	954
Provision for income taxes	368	329

Consolidated net income	729	625
Less: Net income attributable to noncontrolling interests	26	32

Net income attributable to Waste Management, Inc.	$703	$593

Basic earnings per common share	$1.50	$1.28

Diluted earnings per common share	$1.50	$1.28

Basic common shares outstanding	467.7	463.4

Diluted common shares outstanding	469.2	464.2

Cash dividends declared per common share	$1.095	$1.065

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
EPS Calculation:

Net income attributable to Waste Management, Inc.	$703	$593

Number of common shares outstanding at end of period	469.2	463.9
Effect of using weighted average common shares outstanding	(1.5)	(0.5)

Weighted average basic common shares outstanding	467.7	463.4
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.5	0.8

Weighted average diluted common shares outstanding	469.2	464.2

Basic earnings per common share	$1.50	$1.28

Diluted earnings per common share	$1.50	$1.28

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$157	$194
Receivables, net	1,860	1,839
Other	400	390

Total current assets	2,417	2,423

Property and equipment, net	12,621	12,651
Goodwill	6,593	6,291
Other intangible assets, net	569	397
Other assets	1,413	1,335

Total assets	$23,613	$23,097

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,294	$2,293
Current portion of long-term debt	568	743

Total current liabilities	2,862	3,036

Long-term debt, less current portion	9,491	9,173
Other liabilities	4,245	4,213

Total liabilities	16,598	16,422

Equity:
Waste Management, Inc. stockholders’ equity	6,708	6,354
Noncontrolling interests	307	321

Total equity	7,015	6,675

Total liabilities and equity	$23,613	$23,097

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Consolidated net income	$729	$625
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,006	971
Other	209	219
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(86)	(97)

Net cash provided by operating activities	1,858	1,718

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(698)	(178)
Capital expenditures	(824)	(1,132)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	113	28
Investments in unconsolidated entities	(29)	(61)
Net receipts from (deposits to) restricted trust and escrow accounts, and other	6	(18)

Net cash used in investing activities	(1,432)	(1,361)

Cash flows from financing activities:
New borrowings	1,218	685
Debt repayments	(1,244)	(473)
Cash dividends	(512)	(493)
Exercise of common stock options	116	39
Other, net	(37)	23

Net cash used in financing activities	(459)	(219)

Effect of exchange rate changes on cash and cash equivalents	(4)	2

Increase (decrease) in cash and cash equivalents	(37)	140
Cash and cash equivalents at beginning of period	194	258

Cash and cash equivalents at end of period	$157	$398

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Operating Revenues by Lines of Business

Collection
Commercial	$871	$855	$851
Residential	659	652	644
Industrial	589	558	553
Other	74	68	71

Total Collection	2,193	2,133	2,119
Landfill	741	716	705
Transfer	352	345	332
Wheelabrator	214	215	218
Recycling	367	366	316
Other	416	397	393
Intercompany (a)	(662)	(646)	(622)

Operating revenues	$3,621	$3,526	$3,461

	Quarters Ended
	September 30, 2013		September 30, 2012
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues

Average yield (i)	$90	2.6%	$(148)	-4.2%
Volume	(22)	-0.6%	(5)	-0.1%

Internal revenue growth	68	2.0%	(153)	-4.3%
Acquisition	103	3.0%	95	2.7%
Divestitures	(2)	-0.1%	(1)	0.0%
Foreign currency translation	(9)	-0.3%	(2)	-0.1%

	$160	4.6%	$(61)	-1.7%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$69	2.5%	$27	1.0%
Waste-to-energy disposal	(1)	-0.9%	(5)	-4.1%

Collection and disposal	68	2.3%	22	0.8%
Recycling commodities	5	1.6%	(176)	-38.6%
Electricity	7	9.7%	(2)	-2.8%
Fuel surcharges and mandated fees	10	6.0%	8	5.0%

Total	$90	2.6%	$(148)	-4.2%

	Quarters Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$736	$574	$1,858	$1,718
Capital expenditures	(323)	(402)	(824)	(1,132)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	39	8	113	28

Free cash flow	$452	$180	$1,147	$614

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Balance Sheet Data

Cash and cash equivalents	$157	$154	$398

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$10,059	$9,770	$9,992
Total equity	7,015	6,818	6,612

Total capital	$17,074	$16,588	$16,604

Debt-to-total capital	58.9%	58.9%	60.2%

Capitalized interest	$6	$4	$5

Acquisition Summary (a)

Gross annualized revenue acquired	$234	$47	$20

Total consideration	$515	$32	$26

Cash paid for acquisitions	$488	$30	$24

Other Operational Data

Internalization of waste, based on disposal costs	67.3%	66.6%	66.9%

Total landfill disposal volumes (tons in millions)	24.7	24.1	23.9
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.0	2.0

Total disposal volumes (tons in millions)	26.7	26.1	25.9

Active landfills	271	270	270

Landfills reporting volume	254	256	259

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$89.4	$88.1	$86.7
Asset retirement costs	17.7	17.9	19.1

Total landfill amortization expense	107.1	106.0	105.8
Accretion and other related expense	18.4	17.1	17.1

Landfill amortization, accretion and other related expense	$125.5	$123.1	$122.9

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods.

Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended September 30, 2013
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax (Expense) / Benefit		Per Share Amount
Net income and Diluted EPS, as reported	$291			$0.62

Adjustments to Net income and Diluted EPS:
Asset impairments and unusual items (a)	10	7
Partial withdrawal from multiemployer pension plan	3	2
Restructuring charges	2	1

	15			0.03

Net income and Diluted EPS, as adjusted	$306			$0.65

	Quarter Ended September 30, 2012
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax (Expense) / Benefit		Per Share Amount
Net income and Diluted EPS, as reported	$214			$0.46

Adjustments to Net income and Diluted EPS:
Asset impairments (b)	39	6	(c)	0.08
Restructuring charges and Oakleaf related integration activities	29	18		0.06
Labor dispute	3	3		0.01

Net income and Diluted EPS, as adjusted	$285			$0.61

(a)	Includes pre-tax charges of $23 million comprised of: i) $16 million of impairment charges, primarily associated with an investment in waste diversion technologies, which was partially offset by a $6 million benefit included in the “Net income attributable to noncontrolling interest” financial caption; and ii) losses on divestures of approximately $7 million.
(b)	Includes impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Equity in Earnings/Losses of Unconsolidated Entities” and “Other, net” financial captions, as well as impairment charges associated with assets in the “Asset Impairments and Unusual Items” financial caption.
(c)	Represents tax benefit resulting from the $22 million of pre-tax impairment charges included in the “Asset Impairments and Unusual Items” financial caption. There is no tax impact corresponding to the $23 million of pre-tax impairment charges associated with our investments in unconsolidated entities.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended September 30, 2013
Adjusted Income from Operations as a percent of Revenues	Amount		As a % of Revenues
Operating revenues, as reported	$3,621

Income from operations, as reported	$577		15.9%

Adjustments to Income from operations:
Asset impairments and unusual items	23
Partial withdrawal from multiemployer pension plan	5
Restructuring charges	3

	31

Income from operations, as adjusted	$608	(a)	16.8	%(a)

	Quarter Ended September 30, 2012
Adjusted Income from Operations as a percent of Revenues	Amount		As a % of Revenues
Operating revenues, as reported	$3,461

Income from operations, as reported	$500		14.4%

Adjustments to Income from operations:
Asset impairments	22
Restructuring charges and Oakleaf related integration activities	47
Labor dispute	6

	75

Income from operations, as adjusted	$575	(a)	16.6	%(a)

Full Year 2013 Free Cash Flow Reconciliation (b)	Scenario 1		Scenario 2
Net cash provided by operating activities	$2,600		$2,600
Capital expenditures	(1,400)		(1,300)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	—		—

	$1,200		$1,300

(a)	Income from operations, as adjusted, increased $33 million, or 20 basis points as a percent of revenues, compared to third quarter of 2012.
(b)	The reconciliation illustrates two scenarios that show our projected free cash flow for 2013. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(10)